Exhibit 4(e)

			   CERTIFICATE OF AMENDMENT
			BY SHAREHOLDERS TO ARTICLES OF
			   OHIO CASUALTY CORPORATION

				    387857
				    ------
			       (charter number)


     William L. Woodall, who is the President of the above named Ohio corporation organized for profit, does hereby certify that (Please check the appropriate box and complete the appropriate statements).

 x   A meeting of the shareholders was duly called and held on April 26, 2000
 - at which meeting a quorum of the shareholders was present in person or by proxy, and that by the affirmative vote of the holders of shares entitling them to exercise 86.074% of the voting power of the corporation.

     In a writing signed by all the shareholders who wold be entitled to
 - notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:


RESOLVED, that Article SECOND of the Amended Articles of Incorporation of Ohio Casualty Corporation be, and the same hereby is, amended by deleting it in its entirety and by adopting and substituting in its place a new Article SECOND, which shall provide as follows:

SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is the CIty of Fairfield, County of Butler.

IN WITNESS WHEREOF, the above named officer, acting for and on behalf of the corporation, has hereunto subscribed his name on May 5, 2000.


					 Signature:   /s/ William L. Woodall
							  ------------------

					 Title:             President